Exhibit 10.32

FORM OF WARRANT EXCHANGE AGREEMENT

                                This WARRANT EXCHANGE AGREEMENT, dated as of _____ __, 2005, (this “Agreement”) is by and among SEACOR HOLDINGS INC., a Delaware corporation (“SEACOR”), and the warrant holder listed on the signature pages hereof (the “Holder”).

RECITALS

                                WHEREAS, SEACOR, SBLK Acquisition Corp., a Delaware corporation, CORBULK LLC, a Delaware limited liability company, and Seabulk International, Inc., a Delaware corporation (“Seabulk”), are parties to that certain Agreement and Plan of Merger, dated as of March 16, 2005 (the “Merger Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement; and

                                WHEREAS, the Holder owns warrants to purchase shares of common stock, par value $0.01 per share, of Seabulk ( the “Warrants”); and

                                WHEREAS, pursuant to the terms of the Merger Agreement, SEACOR has agreed to use its commercially reasonable efforts to come to an agreement with each holder of  Warrants to cancel such holder’s Warrants in exchange for consideration consisting of (i) the Per Share Merger Consideration (as defined below) for each share of Seabulk common stock subject to such Warrants minus (ii) the aggregate amount of the exercise prices payable in respect of such Warrants; and

                                WHEREAS, SEACOR desires to purchase from the Holder, and the Holder desires to sell and transfer to SEACOR, all of the Warrants listed on Appendix I hereto in exchange for the Warrant Consideration listed on Appendix I in accordance with and subject to the terms and conditions set forth herein.

                                NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Sale and Purchase of the Warrants.  Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Reverse Merger Effective Time, the Holder shall sell, transfer, convey, assign and deliver to SEACOR, and SEACOR shall purchase and acquire from the Holder, all of the rights, title and interest in, to and under the Warrants, free and clear of all liens (the “Transfer”).  In consideration of the consummation of the aforesaid Transfer and the covenants and agreements of the Holder set forth herein, SEACOR shall deliver to the Holder (A) for each share of Seabulk common stock subject to the Warrants, subject to adjustment pursuant to the terms of the Merger Agreement (i) 0.2694 of a validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of SEACOR (“SEACOR Common Stock”) and (ii) $4.00 in cash (the “Per Share Merger Consideration”) minus (B) the aggregate amount of the exercise prices payable in respect of such Warrants (the “Warrant Consideration”).  For purposes hereof, delivery of the Warrant Consideration, together with the Transfer is referenced to as, the “Warrant Exchange”.

2.             Closing.  (a) Subject to (i) the satisfaction, or waiver, by SEACOR of each of the conditions set forth in Section 2(b) and (ii) the satisfaction, or waiver, by the Holder of each of the conditions set forth in Section 2(c), the closing of the Warrant Exchange (the “Closing”) shall occur immediately prior to the Reverse Merger Effective Time.

(b)           SEACOR’s obligation to consummate the Warrant Exchange shall be subject to the following conditions:  (i) no law or order shall have been enacted, issued, promulgated, enforced or entered that would restrain, enjoin or otherwise prohibit consummation of the Warrant Exchange; (ii) each of the representations and warranties of the Holder set forth herein shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 5(d) and 5(e), which shall be true and correct in all respects) when made and as of the Closing; (iii) the Holder shall have performed in all material respects all of the Holder’s obligations and covenants hereunder that are to be performed prior to the Closing; (iv) all conditions to consummation of the Merger described in the Merger Agreement shall have been satisfied; and (v) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c)           The Holder’s obligation to consummate the Warrant Exchange shall be subject to the following conditions:  (i) no law or order shall have been enacted, issued, promulgated, enforced or entered that would restrain, enjoin or otherwise prohibit consummation of the Warrant Exchange; (ii) each of the representations and warranties of SEACOR set forth herein shall be true and correct in all material respects when made and as of the Closing; (iii) SEACOR shall have performed in all material respects all of SEACOR’s obligations and covenants hereunder that are to be performed prior to the Closing; and (iv) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

3.             Further Assurances.  Each of the parties hereto hereby agrees to execute such documents and other papers and to perform or cause to be performed such further acts as may be required or advisable to effect the Warrant Exchange on the terms set forth in this Agreement, including by promptly executing and delivering such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be required or advisable to effectuate the purposes of this Agreement.

4.             Representations and Warranties of SEACOR.  SEACOR hereby represents and warrants to the Holder that:

(a)           SEACOR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)           SEACOR has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by the Holder, this Agreement constitutes a valid and binding obligation of SEACOR, enforceable against it in accordance with its terms.

(c)           SEACOR is not required to obtain any consent, approval, authorization, waiver, permit, license or exemption with any governmental or regulatory authority or other third party in connection with the valid authorization, execution, delivery and performance by SEACOR of this Agreement.  The execution, delivery and performance of this Agreement by SEACOR will not (i) conflict with or result in a violation, termination, contravention or default of or under any applicable Law or (ii) conflict with or result in a violation, termination, contravention or default of or under, or give to any other person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, any contract or other instrument binding upon SEACOR, or to which the property of SEACOR is subject (other than, in the case of this clause (ii), any contract or other instrument to which the Holder or one of its controlled subsidiaries is a party with the SEACOR) that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Warrant Exchange.

(d)           All shares of SEACOR Common Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

5.             Representations and Warranties of the Holders.  The Holder hereby represents and warrants to SEACOR that:

(a)           The Holder is a ________________ duly organized, validly existing and in good standing under the laws of its state of organization, and the Holder has full __________ power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)           The Holder has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by SEACOR, this Agreement constitutes a valid and binding obligation of the Holder, enforceable against it in accordance with its terms, except to the extent such enforceability is limited by the Bankruptcy and Equity Exception.

(c)           The Holder is not required to obtain any consent, approval, authorization, waiver, permit, license or exemption with any governmental or regulatory authority or other third party in connection with the valid authorization, execution, delivery and performance by the Holder of this Agreement.  The execution, delivery and performance of this Agreement by the Holder will not (i) conflict with or result in a violation under any applicable Law or (ii) conflict with or result in a violation of any contract or other instrument binding upon the Holder, or to which the property of the Holder is subject (other than, in the case of this clause (ii), any contract or other instrument to which SEACOR or one of its controlled subsidiaries is a party with the Holder) that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Warrant Exchange.

(d)           The Holder is the sole record and beneficial owner of the Warrants listed on Appendix I hereto, and has good, valid and marketable title to such Warrants, free and clear of any Liens (other than any Liens created hereby).

(e)           At the Closing, SEACOR will acquire good and valid title to the Warrants, free and clear of any Liens.  The Holder is not subject to any bankruptcy, reorganization or similar proceeding.  Except for this Agreement, there are no outstanding contracts or understandings between the Holder and any third party with respect to the acquisition, disposition or transfer of or any other matters in any way pertaining or relating to, or any restrictions on, the Warrants.

6.             Miscellaneous.

(a)           Nonsurvival of Representations and Warranties.  The representations and warranties of each of SEACOR and the Holder set forth in this Agreement shall terminate at the Closing.

(b)           Amendments; Waiver.  This Agreement may not be amended except by written instrument executed by each of the parties hereto.  The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of, or non-compliance with, this Agreement shall be held to be a waiver of any other breach or non-compliance herewith.  Any waiver made by any party hereto in connection with this Agreement shall not be valid unless set forth in writing by such party.

(c)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

(d)           Binding Effect; No Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and unenforceable.

(e)           Expenses.  Each of SEACOR and the Holder shall bear its own direct and indirect out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Warrant Exchange.

(f)            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE

SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

(g)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

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                                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SEACOR HOLDINGS INC.

By:
Name:
Title:

HOLDER:

[NAME]

By:
Name:
Title: